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Exhibit 10.34

MASTER EMISSIONS ALLOWANCE PURCHASE AND SALE AGREEMENT

dated as of October 31, 2002

between

EME HOMER CITY GENERATION L.P.

and

EDISON MISSION MARKETING & TRADING, INC.

ANNEX I	FORM OF TRANSACTION NOTICE
ANNEX II	NOTICES

i

MASTER EMISSIONS ALLOWANCE PURCHASE AND SALE AGREEMENT

        This MASTER EMISSIONS ALLOWANCE PURCHASE AND SALE AGREEMENT ("Agreement"), is entered into as of October 31, 2002 between EME HOMER CITY GENERATION L.P. ("Homer City"), a Pennsylvania limited partnership, and EDISON MISSION MARKETING & TRADING, Inc. ("EMMT"), a California corporation. EMMT and Homer City may each be referred to herein as a "Party" and together shall be referred to as the "Parties".

W I T N E S S E T H:

        WHEREAS, Homer City is engaged in the business of owning or leasing and operating an 1,884 MW coal-fired electric generating facility commonly known as the Homer City Electric Generating Station located in Indiana County, approximately 45 miles northeast of Pittsburgh, Pennsylvania (the "Facility").

        WHEREAS, EMMT is engaged, among other things, in the business of marketing, trading and selling Emissions Allowances to third parties.

        WHEREAS, from time to time EMMT desires to purchase from Homer City, and Homer City desires to sell to EMMT, the economic benefit to Emissions Allowances.

        WHEREAS, from time to time Homer City desires to purchase from EMMT, and EMMT desires to sell to Homer City, the economic benefit to Emissions Allowances.

        WHEREAS, the Parties agree to purchase and sell the economic benefit to Emissions Allowances subject to the terms and conditions hereof.

        WHEREAS, for administrative convenience EMMT may from time to time hold legal title to Emissions Allowances for the benefit of Homer City in the Homer City Hedge Portfolio, and any purchase and sale of Emissions Allowances hereunder shall be between the Homer City Hedge Portfolio and the EMMT Proprietary Portfolio, and shall therefore constitute a transfer of the economic benefit to Emissions Allowances between Homer City and EMMT.

        WHEREAS, the Parties are also party to that certain Master Purchase, Sale and Services Agreement dated as of October 31, 2002, and to Schedule C thereto, the Emission Allowance Purchase and Sale Schedule, and from time to time may conduct transactions related to Emissions Allowances pursuant to such Agreements; the Parties intend to distinguish such transactions from Transactions undertaken pursuant to this Agreement and the procedures contained herein.

        WHEREAS, the Parties acknowledge that Homer City retains all economic benefit of any Emissions Allowances and other assets held in the Homer City Hedge Portfolio until legal title therein is transferred back to Homer City or until beneficial interest therein is transferred to the EMMT Proprietary Portfolio pursuant to this Agreement or legal and beneficial interest therein is transferred to a third party pursuant to Schedule C to the Master Purchase, Sale and Services Agreement referred to in the preceding recital.

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I
SCOPE OF AGREEMENT

        1.1.    Scope of Agreement.

        (a)  The Parties may from time to time engage in Transactions for the sale and purchase of the economic benefit to Emissions Allowances hereunder. Each Transaction shall be effectuated and evidenced in accordance with this Agreement and shall constitute a part of this Agreement. The Parties are relying upon the fact that all Transactions, together with this Agreement, shall constitute a single integrated agreement, and that the Parties would not otherwise enter into any Transaction. This Agreement shall govern all Transactions between the Portfolios for the term of this Agreement unless expressly stated otherwise.

        (b)  The Parties shall cease to consummate Transactions hereunder if at any time EMMT shall fail to meet the minimum credit standards required for it to engage in Transactions pursuant to the Homer City Financing Documents.

        (c)  The Parties acknowledge that Homer City may at any time demand that title to Emissions Allowances held by EMMT in the Homer City Hedge Portfolio be transferred to Homer City, except to the extent such Emissions Allowances have been committed pursuant to a Transaction.

        1.2.    Transaction Procedures.

        (a)  Each Transaction shall be effectuated and evidenced (i) by a written notice executed by an Authorized Representative of EMMT ("Transaction Notice") substantially in the form of Annex I hereto or (ii) in a telephonic notice from EMMT to Homer City whereby Homer City is provided with all information that would have been provided in a Transaction Notice. The information to be provided for each Transaction shall include the quantity of Emissions Allowances to be delivered (the "Transaction Quantity"), the Transaction Price, the Vintage Year of such Emissions Allowances, and the date. EMMT shall confirm a telephonic Transaction by forwarding to Homer City within two days of the telephonic notice a written notice executed by an Authorized Representative of EMMT confirming the specific terms of the Transaction. An Authorized Representative of Homer City shall acknowledge written notices provided to Homer City pursuant to this Section 1.2. The confirmation in the Transaction Notice shall state that EMMT is, as a matter of legal title, both Buyer and Seller because the transfer is between the Homer City Hedge Portfolio and the EMMT Proprietary Portfolio, both of which EMMT has legal title to, but will specify whether the Homer City Hedge Portfolio is the Buyer or Seller.

        (b)  The Parties acknowledge that the following statement shall appear in Transaction Notices as these are produced by Nucleus and because the Nucleus system is not capable of producing confirmations which do not contain such statement:

          In connection with Delivery, Seller will submit an Allowance Transfer Request, executed by Seller, to the EPA transferring the Contract Quantity from Seller's account in the NOx Allowance Tracking System or SO2 Allowance Tracking System, as the case may be, to Buyer's account, by the Transfer Date. Documentation is to be submitted in accordance with the procedures of the EPA Allowance Tracking System. Seller and Buyer shall cooperate fully to comply with any and all regulatory obligations relating to an Allowance Transfer Request and the recordation and completion of such transfer, as required by the applicable EPA regulations and procedures.

However, as EMMT is expected to have legal title to Emission Allowances prior to the Transactions, EMMT will not submit such Allowance Transfer Requests in conjunction with delivery pursuant to Transactions hereunder.

        1.3.    Term.

        (a)  This Agreement shall commence on the date hereof (the "Effective Date") and shall remain in effect until terminated by either Party upon ninety (90) days prior written notice; provided, however, that this Agreement shall remain in effect with respect to any Transaction(s) entered into prior to the effective date of the termination until both Parties have fulfilled their obligations with respect to such Transaction(s).

        (b)  This Agreement shall terminate without penalty to either Party at such time as EMMT ceases to be an Affiliate of Homer City or upon the exercise of remedies following the occurrence of a Lease Event of Default; provided, that no Transaction under this Agreement shall be terminated upon the exercise of remedies to the extent (but only to the extent) that EMMT has, in reliance on this Agreement and prior to the Owner Participant giving notice to Homer City of the occurrence of a Lease Event of Default (which notice shall not be given prior to the occurrence of a Lease Event of Default or continue to be effective following the cure by Homer City of such Lease Event of Default), entered into a Transaction with an unrelated third party pursuant to which EMMT has agreed to sell to, or acquire from, such third party the product which EMMT had contracted to acquire from, or sell to, the Homer City Hedge Portfolio pursuant to this Agreement (or which EMMT, promptly after entering into such Transaction with such unrelated third party, contracts to acquire from, or sell to, Homer City pursuant to this Agreement via the Homer City Hedge Portfolio).

ARTICLE II
TRANSFER AND TITLE

        2.1.    Obligations of the Parties.    With respect to each Transaction and subject to the terms of this Agreement, Seller shall Deliver to Buyer a number of Emissions Allowances equal to the Transaction Quantity, and the Buyer shall pay the Seller the Transaction Price as computed pursuant to Section 3.1. The Parties represent and warrant to each other that, contemporaneously with any Delivery of Emissions Allowances pursuant to this Agreement, Seller will have, subject to regulatory approval of such Delivery, good and marketable title to such Emissions Allowances; provided that, if the Homer City Hedge Portfolio is the Seller, Homer City represents and warrants that at the time any transfer of the Emissions Allowances into the Homer City Hedge Portfolio from Homer City was effected, Homer City had good and marketable title to such Emissions Allowances, and at the time of the Transaction Homer City had good and marketable title to the beneficial interest in such Emissions Allowances.

        2.2.    Title Transfer/Delivery.    Within fifteen (15) days of a Transaction Notice, or by such later date as may be specified in a given Transaction Notice, Seller shall Deliver the Emissions Allowances to Buyer. The Parties shall cooperate fully and assist Seller in obtaining any and all required approvals and/or certificates which may be required to effectuate the transfer of the Emissions Allowances and to comply with any and all other regulatory obligations relating to recording and tracking of the transfer and/or use of the Emissions Allowances as required by the Emissions Allowance Tracking System.

        2.3    Responsibility.    Each Party shall be responsible for all costs, fees, brokerage commissions, taxes, and charges of whatever kind and amount which it incurs in connection with this Agreement.

        2.4    Recordation.    Upon notification by the EPA or the State Environmental Authority that any transfer contemplated by this Agreement will not be recorded, the Parties shall promptly confer and shall cooperate in taking all reasonable action necessary to cure any defects in the proposed transfer, so that the transfer can be recorded.

        2.5.    Force Majeure.    If the Seller is rendered unable by an event of Force Majeure to carry out, in whole or in part, its obligations under a Transaction and the Seller gives notice and full details of such event of Force Majeure to the Buyer as soon as practicable after the occurrence of the event, then during the pendency of such event of Force Majeure but for no longer period, the obligations of the Seller (other than the obligations to make payments then due or becoming due with respect to performance prior to the event) shall be suspended to the extent required. The Seller shall use commercially reasonable efforts to remedy the event of Force Majeure with all reasonable dispatch.

        2.6.    Failure to Deliver.

        (a)  Unless suspended by Force Majeure or by the Buyer's failure to receive Emissions Allowances, if the Seller fails to deliver all or part of the Transaction Quantity for any given Transaction, the Seller shall pay the Buyer an amount equal to the positive difference, if any, of (x) the amount which Buyer, acting in a commercially reasonable manner, pays to purchase substitute Emissions Allowances not delivered by the Seller, minus (y) the amount, at the Transaction Price, Buyer would have paid Seller for the Emissions Allowances not delivered by Seller. In the event that Buyer does not purchase substitute Emission Allowances as described in the preceding sentence, the amount due to Buyer shall be the positive difference, if any, between (x) the market price (calculated on the date the Transaction was scheduled to settle) and (y) the Transaction Price, for such quantity of Emission Allowances (equivalent with respect to amount, Vintage Year, and delivery dates) as determined by the Buyer in a commercially reasonable manner.

        (b)  Payments pursuant to this Section 2.6 shall be due and payable by the Seller on the date and in the manner that payments are otherwise made pursuant to Section 3.2 of this Agreement.

        2.7    Homer City Financing Documents.

        (a)  Any provision in this Agreement which, on its face, would create a default for Homer City under the Homer City Financing Documents, shall be void ab initio, provided that the remaining terms and conditions of this Agreement shall remain in full force and effect. No Transaction shall be consummated hereunder unless such Transaction would be permitted pursuant to the Homer City Financing Documents.

        (b)  Prior to the date which is six (6) years and one (1) day after the later of (i) the termination of the last of the Facility Leases in accordance with its terms and (ii) the payment in full of all outstanding Rent (including without limitation, Basic Lease Rent, Renewal Rent, Supplemental Rent and Termination Value), EMMT will not (and will not permit any of its Subsidiaries to) voluntarily (x) commence against, or join with any other Person in commencing against, Homer City or any of its limited partners or general partners any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States, any state of the United States or the District of Columbia (collectively, "Insolvency Proceedings"), (y) cause Homer City or any of its limited partners or general partners to commence any Insolvency Proceedings with respect to Homer City or any of its limited partners or general partners nor (z) consent to, or facilitate, assist, encourage, support or take any other action in furtherance of or for the purpose of effecting, any of the foregoing.

        (c)  In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of Homer City or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any federal or state bankruptcy or similar law or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of Homer City or otherwise, the Owner Lessors and each other Lease Financing Party shall be entitled to receive indefeasible payment in full of the Rent (including without limitation, Basic Rent, Termination Value and Supplemental Rent) and all other amounts under any of the Operative Documents, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, including without limitation all fees, expenses, indemnities, expense reimbursement obligations and all other obligations and liabilities of Homer City under the Operative Documents (such obligations being, collectively, the "Senior Debt") before EMMT is entitled to receive (by way of payment, offset or otherwise) all or any portion of any indebtedness and other liabilities (including without limitation any claims for liquidated damages or breach of contract) of Homer City now or hereafter owing to EMMT (collectively, the "Subordinated Debt") and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to such Subordinated Debt in any such case, proceeding, assignment, marshaling or otherwise (including any payment that may be payable by reason of any other indebtedness of Homer City being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Collateral Agent (for deposit into the Revenue Accounts under each Participation Agreement (in each case, in an amount equal to such Owner Lessor's Percentage thereof)) for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the applicable Senior Debt until such Senior Debt shall have been indefeasibly paid in full in cash.

ARTICLE III
TRANSACTION PRICE

        3.1.    Transaction Price.    With respect to each Transaction and subject to the terms of this Agreement, the Buyer shall pay to the Seller, the Transaction Price. "Transaction Price" means the agreed price for the purchase of Emissions Allowances in a Transaction, which will be fair and equitable and would be agreed to by a prudent person with an nonaffiliated third party and which will be determined by EMMT in accordance with fair market value based on standard industry practice, and which Homer City will be able to confirm by conducting reasonable audits on EMMT's procedures for determining fair market value.

        3.2.    Net Billing and Payment.    For each calendar month during the term of this Agreement EMMT shall render to Homer City (by regular mail, facsimile or other acceptable means pursuant to Section 6.1), on or before the fifth (5th) day of the following calendar month, a statement setting forth (i) the identity of the Buyer for each Transaction consummated during the month just ended, (ii) the amount of Emissions Allowances received by the Buyer from the Seller for each Transaction, (iii) the Transaction Price with respect to each such Transaction, and (iv) the net amount due and the Party to whom such amount is due. On or before thirty (30) days after Homer City receives such statement, or if such day is not a business day, the immediately following business day, the Party owing the net amount shall render, by wire transfer or other method as agreed upon by the Parties, such amount. If either Party disputes a statement, the disputing Party shall provide a written explanation of the basis for the dispute. If any disputed amount is determined to be due, it shall be paid to the disputing Party within ten (10) days of such determination, along with interest accrued at the Interest Rate from and including the date such amount was due in the original statement that gave rise to the dispute. Homer City shall be entitled to all proceeds to which the Homer City Hedge Portfolio is entitled hereunder, and is obligated to make all payments which the Homer City Hedge Portfolio is required to make hereunder.

        3.3.    Setoff.    All outstanding Transactions and the obligations to make payment in connection therewith or under any other agreement between the Parties may be offset against each other, set off or recouped therefrom.

ARTICLE IV
EVENTS OF DEFAULT

        4.1.    Events of Default.

        (a)  If either Party shall fail to observe or perform any material term, covenant or condition of this Agreement, and such failure shall remain uncured for a period of five (5) business days after receipt of notice thereof by the other Party (each such failure shall constitute an "Event of Default"), then, upon the occurrence of any such Event of Default, the non-defaulting Party may, in addition to the other rights and remedies provided for in this Agreement, immediately terminate this Agreement by giving the defaulting Party written notice of such termination, and upon the giving of such notice, all rights of the defaulting Party and all obligations of the non-defaulting Party under this Agreement shall cease. The defaulting Party shall pay upon demand all costs, expenses, losses, expenditures and damages (including, without limitation, reasonable attorneys' fees) incurred by or on behalf of the non-defaulting Party in connection with any Event of Default, together with interest thereon at the Interest Rate from the date of the Event of Default.

        (b)  If EMMT (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes a corporate or other action for the purpose of any of the foregoing, this Agreement shall immediately terminate, and all rights of EMMT and all obligations of Homer City under this Agreement shall cease. EMMT shall pay upon demand all costs, expenses, losses, expenditures and damages (including, without limitation, reasonable attorneys' fees) incurred by or on behalf of Homer City in connection with such an Event of Default, together with interest thereon at the Interest Rate from the date of the Event of Default.

        (c)  If a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the party subject thereof, a custodian, receiver, trustee or other officer with similar powers with respect to EMMT or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law or any jurisdiction, or ordering the dissolution, winding-up or liquidation of EMMT, or any such petition shall be filed against EMMT and such petition shall not be dismissed within 60 days, this Agreement shall immediately terminate, and all rights of EMMT and all obligations of Homer City under this Agreement shall cease. EMMT shall pay upon demand all costs, expenses, losses, expenditures and damages (including, without limitation, reasonable attorneys' fees) incurred by or on behalf of Homer City in connection with such an Event of Default, together with interest thereon at the Interest Rate from the date of the Event of Default.

        4.2.    Survival.    The termination of this Agreement pursuant to Section 4.1 shall in no event relieve either Party of its liability and obligations hereunder which accrued prior to such termination, all of which shall survive any such termination.

        4.3.    Remedies Cumulative; Waivers.

        (a)  If an Event of Default shall have occurred and be continuing, the non-defaulting Party shall have, in addition to the rights and remedies provided for in Section 4.1, all rights and remedies available at law, equity or otherwise. In addition, EMMT hereby grants to Homer City a first priority security interest in EMMT's legal title to the Emissions Allowances and any other assets held by EMMT in the Homer City Hedge Book, including all Emissions Allowances and other assets residing therein from time to time (but not to Emissions Allowances and other assets transferred from the Homer City Hedge Portfolio either to the EMMT Proprietary Portfolio pursuant to this Agreement or to a third party pursuant to Schedule C, the Emission Allowance Purchase and Sale Schedule, to that certain Master Purchase, Sale and Services Agreement dated as of October 31, 2002) and EMMT agrees to execute reasonably acceptable documentation supporting this security interest. If an Event of Default by EMMT shall have occurred and be continuing, Homer City shall have the right but not the obligation to foreclose on the security interest granted by EMMT in EMMT's legal title to the Emissions Allowances and any other assets held by EMMT in the Homer City Hedge Portfolio.

        (b)  No failure to exercise and no delay in exercising, on the part of the non-defaulting Party, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement, including with particularity

Section 4.1, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        4.4.    Right to Cure.    The non-defaulting Party, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) remedy any Event of Default for the account of and at the sole cost and expense of the defaulting Party. All reasonable out of pocket costs and expenses so incurred (including reasonable fees and expenses of counsel), together with interest thereon at the Interest Rate from the date on which such sums or expenses are paid by the non-defaulting Party, shall be paid by the defaulting Party to the non-defaulting Party on demand.

ARTICLE V
INDEMNITY

        5.1.    Indemnification.    Each Party shall indemnify, hold harmless and defend the other Party, its officers, directors, employees, assignees, affiliates (other than the indemnifying Party), successors and assigns (each an "Indemnified Person") from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses, damages, demands, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including but not limited to reasonable and documented attorneys' and/or paralegals' fees and expenses) (collectively, "Claims"), arising in whole or in part, out of default in the performance of, or the negligent performance of, any obligations of such Party under this Agreement; provided, however, such Party shall not be required to indemnify any Indemnified Person under this Section 5.1 for any Claim to the extent resulting from the misconduct or gross negligence of such Indemnified Person. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under this Agreement.

        5.2.    Duty to Mitigate.    Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance of non-performance of this Agreement.

ARTICLE VI
DEFINITIONS

        "AAA" shall have the meaning set forth in Section 7.3.

        "Affiliate" shall have the meaning set forth in the Participation Agreements.

        "ATF" means an Allowance Transfer Form (OMB No. 20600258) or any successor thereto, whether electronically filed or submitted in paper form, in the case of Emissions Allowances, or, in the case of products other than Emissions Allowances, other applicable transfer documentation required by EPA or the applicable government agency, if any.

        "Authorized Representative" shall mean a person designated by a Party with the authority to agree to Transactions on behalf of such Party. The following persons are designated as the initial Authorized Representatives: (1) for EMMT, Paul Jacob, Matt Most, and Robert McGaughey; and (2) for Homer City, Georgia Nelson, Fred McCluskey, Guy Gorney, Mark Mikulka, Doug McFarlane, Paul Gracey, John Finneran, and Maria Rigatti. Each Party may change its Authorized Representatives pursuant to the notice provisions hereof.

        "Basic Lease Rent" shall have the meaning set forth in the Participation Agreements.

        "Buyer" means the Portfolio purchasing Emissions Allowances pursuant to this Agreement.

        "Claims" shall have the meaning set forth in Section 5.1.

        "Collateral Agent" shall have the meaning set forth in the Participation Agreements.

        "Deliver" and "Delivery" means the delivery of a fully executed ATF to the EPA and, if required, to the State Environmental Authority, for recordation in the applicable Emissions Allowance Tracking System.

        "Dispute" shall have the meaning set forth in Section 7.3.

        "Effective Date" shall have the meaning set forth in Section 1.3.

        "Emissions Allowance" means allowances for nitrogen oxide (NOx), as authorized by any state that is signatory to or subject to the Ozone Transport Commission Memorandum of Understanding dated September 27, 1994; and sulfur dioxide (SO2), as authorized by the Administrator of the EPA under Title IV of the Clean Air Act Amendments of 1990 (as the same may be amended or supplemented) or any successor statutes which are the basis for the Federal Air Pollution Control Program for Sulfur Dioxide Emissions.

        "Emissions Allowance Tracking System" means the system established by the EPA for recording the transfer of Emissions Allowances among various entities or persons.

        "EMMT Proprietary Portfolio" shall mean the portfolio of Emissions Allowances held by EMMT for its own benefit, designated as of the date hereof as "EMMT_Emissions_Proprietary" in the Nucleus emissions software system and identified as "Edison Mission Marketing & Trading, Inc." on Transaction Notices produced pursuant to this Agreement.

        "EPA" means the United States Environmental Protection Agency or any successor agency with similar jurisdiction.

        "Event of Default" shall have the meaning set forth in Section 4.1.

        "Facility" shall have the meaning set forth in the recitals to this Agreement.

        "Facility Leases" shall have the meaning set forth in the Participation Agreements.

        "Force Majeure" means an event or circumstance which prevents one Party from performing its obligations under one or more Transactions, which event or circumstance was not anticipated as of the date the Transaction was agreed to, which is not within the reasonable control of, or the result of the negligence of, the Party claiming the Force Majeure, and which, by the exercise of due diligence, the Party claiming the Force Majeure is unable to overcome or avoid or cause to be avoided. Force Majeure shall not be based on (i) the loss of Buyer's markets; (ii) Buyer's inability economically to use or resell the Emissions Allowance purchased hereunder; (iii) the loss or failure of Seller's supply; or (iv) Seller's ability to sell the Emissions Allowance at a price greater than the Transaction Price.

        "Homer City Financing Documents" means (i) the Participation Agreement (PA1), dated as of December 7, 2001, between Homer City, Homer City OL1 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (ii) the Participation Agreement (PA2), dated as of December 7, 2001, between Homer City, Homer City OL2 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (iii) the Participation Agreement (PA3), dated as of December 7, 2001, between Homer City, Homer City OL3 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (iv) the Participation Agreement (PA4), dated as of December 7, 2001, between Homer City, Homer City OL4 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as

Bondholder Trustee); (v) the Participation Agreement (PA5), dated as of December 7, 2001, between Homer City, Homer City OL5 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (vi) the Participation Agreement (PA6), dated as of December 7, 2001, between Homer City, Homer City OL6 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (vii) the Participation Agreement (PA7), dated as of December 7, 2001, between Homer City, Homer City OL7 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (viii) the Participation Agreement (PA8), dated as of December 7, 2001, between Homer City, Homer City OL8 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); and (ix) the Letter Agreement dated as of December 7, 2001, between EMMT and The Bank of New York (as Security Agent).

        "Homer City Hedge Portfolio" shall mean the portfolio of Emissions Allowances held by EMMT for the benefit of Homer City, designated as of the date hereof as "EMMT_Homer_Hedge" in the Nucleus emissions software system and on Transaction Notices produced pursuant to this Agreement.

        "Indemnified Person" shall have the meaning set forth in Section 5.1.

        "Insolvency Proceedings" shall have the meaning set forth in Section 2.7(b).

        "Interest Rate" means, for any date, the lesser of (i) two percent over the per annum rate of interest equal to the prime lending rate as may from time to time be published in the Wall Street Journal under "Money Rates" and (ii) the maximum lawful interest rate permitted by applicable law.

        "Lease Event of Default" shall have the meaning set forth in the Participation Agreements.

        "Nucleus" shall mean the software system used by EMMT for the management of Emissions Allowances as of the date hereof, and any follow-on software system(s) of similar purpose.

        "Operative Documents" shall have the meaning set forth in the Participation Agreements.

        "Owner Lessor" shall have the meaning set forth in the Participation Agreements.

        "Owner Lessor's Percentage" shall have the meaning set forth in the Participation Agreements.

        "Owner Participant" shall have the meaning set forth in the Participation Agreements.

        "Participation Agreement" shall mean each of the Participation Agreements described in the definition of Homer City Financing Documents in this Agreement, and "Participation Agreements" shall mean all of such Participation Agreements.

        "Permitted Asset Sales" shall have the meaning set forth in the Participation Agreements.

        "Portfolio" shall mean either the Homer City Hedge Portfolio or the EMMT Proprietary Portfolio.

        "Rent" shall have the meaning set forth in the Participation Agreements.

        "Revenue Account" shall have the meaning set forth in the Participation Agreements.

        "Seller" means the Portfolio selling Emissions Allowances pursuant to this Agreement.

        "Senior Debt" shall have the meaning set forth in Section 2.7(c).

        "State Environmental Authority" means the state environmental authority (such as the Pennsylvania Department of Environmental Protection), if any, with which Buyer has requested, in a Transaction Notice, that the Emissions Allowances covered by such Transaction Notice be recorded.

        "Subordinated Debt" shall have the meaning set forth in Section 2.7(c).

        "Supplemental Lease Rent" shall have the meaning set forth in the Participation Agreements.

        "Termination Value" shall have the meaning set forth in the Participation Agreements.

        "Transaction" means a particular transaction relating to the purchase by the Buyer and the sale by the Seller of Emissions Allowances pursuant to this Agreement.

        "Transaction Notice" shall have the meaning set forth in Section 1.2.

        "Transaction Price" shall have the meaning set forth in Section 3.1.

        "Transaction Quantity" shall have the meaning set forth in Section 1.2.

        "Vintage Year" means the first period during which the Emissions Allowances may be utilized, as further described in the Ozone Transport Commission Memorandum of Understanding dated September 27, 1994 (pertaining to NOx) and Title IV of the Clean Air Act Amendments of 1990 (as the same may be amended or supplemented) or any successor statutes which are the basis for the Federal Air Pollution Control Program for Sulfur Dioxide Emissions (pertaining to SO2).

ARTICLE VII
MISCELLANEOUS

        7.1.    Notices.    All notices, requests, statements, payments and other communications required or permitted by the terms hereof to be given to any person shall be made as specified in Annex II. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the business day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next business day). Notice by overnight mail or courier shall be deemed to have been received two business days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith.

        7.2.    Successors and Assigns.    Except for assignments to the Collateral Agent executed on or before the date hereof, neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of Homer City, EMMT and their permitted successors and assigns.

        7.3.    Binding Arbitration.    The Parties shall attempt to resolve any dispute, controversy, difference or claim arising between them concerning the interpretation, performance or enforcement of this Agreement (a "Dispute") through direct discussion. If, in the sole opinion and discretion of either Party, such discussion is unsuccessful, such Party shall submit the Dispute to binding arbitration, and the binding arbitration shall be held in New York, NY. Unless otherwise agreed by the Parties, the Dispute shall be submitted to the American Arbitration Association ("AAA") for binding arbitration pursuant to the commercial arbitration rules of the AAA.

        7.4.    Governing Law.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        7.5.    Amendments, etc.    The Parties may from time to time, enter into written amendments, supplements or modifications hereto.

        7.6.    Counterparts.    This Agreement may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

        7.7.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        7.8.    Headings and Table of Contents.    The headings and table of contents contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        7.9.    Master Purchase, Sale and Services Agreement.    The Parties acknowledge that they are also parties to that certain Schedule C to Master Purchase, Sale and Services Agreement (Emission Allowance Purchase and Sale Schedule) between Homer City and EMMT dated as of October 31, 2002, and that all transactions between them regarding Emissions Allowances not explicitly covered by a confirmation in accordance with this Agreement are subject to the terms and conditions of such Master Purchase, Sale and Services Agreement and the netback terms contained therein.

        7.10.    Forward Contract.    The Parties acknowledge and agree that all Transactions constitute "forward contracts" and that the Parties are "forward contract merchants," as those terms are used in the United States Bankruptcy Code, and that all Transactions hereunder, together with this Agreement, form a single, integrated agreement.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EME HOMER CITY GENERATION L.P., a Pennsylvania limited partnership
By: MISSION ENERGY WESTSIDE, INC., as General Partner
By:	/s/ JOHN FINNERAN
Name:	John Finneran
Title:	Vice President
EDISON MISSION MARKETING & TRADING, INC. a California corporation, on behalf of itself, and as holder of legal title to the Homer City Hedge Portfolio
By:	/s/ PAUL D. JACOB
Name:	Paul D. Jacob
Title:	President

ANNEX I

SAMPLE CONFIRMATION
(Homer City Hedge Portfolio as Seller, EMMT Proprietary Portfolio as Buyer)

CONFIRMATION

EMISSION ALLOWANCE PURCHASE & SALE TRANSACTION

Date:
Attention:
To:	EMMT_Homer_Hedge ("Counterparty")
From:	Edison Mission Marketing & Trading, Inc. ("EMMT")
EMMT Trade Number:

The purpose of this confirmation letter is to confirm the terms and conditions of the binding purchase and sale transaction entered into between representatives of EMMT and Counterparty (collectively, the "Parties") on the Trade Date specified below (this "Transaction") which the Parties agree shall have been binding as of the Trade Date. The following terms, in addition to the Master Emissions Allowance Purchase and Sale Agreement between the Parties, constitute all of the terms of the binding contract between the Parties regarding this Transaction. This Confirmation supersedes and replaces any prior written confirmation(s) (including broker confirmations) regarding this Transaction. The terms of the particular Transaction to which the Parties have agreed (and this Confirmation relates) are as follows:

TRADE DATE:
SELLER OF ALLOWANCES:	EMMT_Homer_Hedge 160 Federal Street Boston, MA 02110 Fax: 617-912-5791 Attn:
BUYER OF ALLOWANCES:	Edison Mission Marketing & Trading, Inc. 160 Federal Street Boston, MA 02110 Fax: 617-912-5791 Attn:
COMMODITY:
VINTAGE YEAR:
VOLUME:
PRICE:	$ Per Emission Allowance. $ Total
TRANSFER DATE:

In connection with Delivery, Seller will submit an Allowance Transfer Request, executed by Seller, to the EPA transferring the Contract Quantity from Seller's account in the NOx Allowance Tracking System or SO2 Allowance Tracking System, as the case may be, to Buyer's account, by the Transfer Date. Documentation is to be submitted in accordance with the procedures of the EPA Allowance Tracking System. Seller and Buyer shall cooperate fully to comply with any and all regulatory obligations relating to an Allowance Transfer Request and the recordation and completion of such transfer, as required by the applicable EPA regulations and procedures.

GENERAL TERMS & CONDITIONS:

This Confirmation and Transaction are subject to the Master Emissions Allowance Purchase and Sale Agreement (the "Agreement") between the Parties. All capitalized terms used herein shall have the meanings given to them in the Agreement unless otherwise defined herein. The Parties shall deliver credit support to the other Party in an amount and form reasonably satisfactory to the other party.

EMMT_Homer_Hedge	NAME:
Authorized Representative for EPA Allowance	PHONE:
Tracking System:
Edison Mission Marketing & Trading, Inc.	NAME:
Authorized Representative for EPA Allowance	PHONE:
Tracking System:

Please confirm that the foregoing correctly reflects the agreement between EMMT and Counterparty as to this Transaction by timely returning an executed copy of this Confirmation by facsimile to EMMT at the fax number specified below for confirmations. If Counterparty does not return this Confirmation or otherwise object to the accuracy of this Confirmation by written notice to EMMT within three (3) Business Days of receipt of this Confirmation, this Confirmation shall be deemed correct as given, conclusive and binding evidence of this Transaction entered into by the Parties, and the final expression of this Transaction's terms.

CONFIRMED:

Edison Mission Marketing & Trading, Inc.	EMMT_Homer_Hedge
By: [EMMT Authorized Representative]	By: [EMMT Authorized Representative]
Name:	Name:
Title:	Title:
Date:	Date:

COUNTERPARTY: AFTER YOU HAVE CONFIRMED TRANSACTION, PLEASE RETURN TO Edison Mission Marketing & Trading, Inc.

Fax # 617-912-5701

ACKNOWLEDGMENT

EME Homer City Generation L.P. acknowledges the execution of the Transaction identified by EMMT Trade Number                        .

EME Homer City Generation L.P.

By:        [Homer City Authorized Representative]

Name:

Title:

Date:

HOMER CITY: Please return to EMMT.

Fax # 617-912-5701

ANNEX II

NOTICES

EME Homer City Generation, L.P.

NOTICES & CORRESPONDENCE
EME Homer City Generation L.P.
Homer City Generating Station
1750 Power Plant Road
Homer City, Pennsylvania 15748-8009
Attn: Plant Manager
Facsimile No.:

BILLING STATEMENTS
EME Homer City Generation L.P.
Homer City Generating Station
1750 Power Plant Road
Homer City, Pennsylvania 15748-8009
Attn: Plant Manager
Fax:

PAYMENTS
The Bank of New York
ABA: 021000018
GLA#: 111-565
Account #: 655437
Account: EME Homer City Gen, LP Revenue Fund
Contact: Mr. Chris Grell

Edison Mission Marketing & Trading, Inc.:

NOTICES & CORRESPONDENCE
Edison Mission Marketing & Trading, Inc.
160 Federal Street
Boston, MA 02110-1776
Attn: Matt Most, Kim Tully
Fax: 617-912-5791

BILLING STATEMENTS
Edison Mission Marketing & Trading, Inc.
160 Federal Street
Boston, MA 02110-1776
Attention: Trade Accounting
Fax: 617-912-5702

PAYMENTS
Fleet Bank
ABA: 011-500-010
Account #: 056-225-6897
Account of: Edison Mission Marketing & Trading, Inc.—Trade Accounting

QuickLinks

  Exhibit 10.34
TABLE OF CONTENTS
MASTER EMISSIONS ALLOWANCE PURCHASE AND SALE AGREEMENT
W I T N E S S E T H
ARTICLE I SCOPE OF AGREEMENT
ARTICLE II TRANSFER AND TITLE
ARTICLE III TRANSACTION PRICE
ARTICLE IV EVENTS OF DEFAULT
ARTICLE V INDEMNITY
ARTICLE VI DEFINITIONS
ARTICLE VII MISCELLANEOUS
ANNEX I
ANNEX II NOTICES